EXHIBIT 3(i)

RESTATED CERTIFICATE OF INCORPORATION

OF

STEPAN COMPANY

STEPAN COMPANY, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is STEPAN COMPANY and the name under which the corporation was originally incorporated was Delaware Stepan Chemical Company. The date of filing its original Certificate of Incorporation with the Secretary of State of Delaware was February 19, 1959.

2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

ARTICLE I

The name of the corporation is STEPAN COMPANY.

ARTICLE II

Its principal office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The name and address of its registered agent is The Corporation Trust Company.

ARTICLE III

The nature of the business, or objects or purposes to be transacted, promoted or carried on are

To manufacture, compound, prepare, buy, sell, deal in and use chemicals, alkalis, dye stuffs, colors, essential oils, insecticides, fungicides, pharmaceuticals, drugs and any and all other chemical products, by-products, allied products and compounds, together with all allied and interdependent lines of business; and to manufacture, sulphonate, hydrogenate, blow, compound, prepare, buy, sell, deal in and use animal, marine, mineral and vegetable oils.

To manufacture, purchase or otherwise acquire, and to hold, own, use, sell or otherwise dispose of and deal in and with, at wholesale and retail, goods, wares and merchandise and personal property of every class and description.

To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof. Nothing herein contained shall authorize the corporation to engage in the business of discounting bills and notes or the buying and selling of bills of exchange.

To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

To borrow or raise moneys for any of the purposes of the corporation and, from time to time, without limit as to amount to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

To loan to any person, firm or corporation any of its surplus funds, either with or without security, provided, that no loan of money shall be made by the corporation to any officer of the corporation.

To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey, or otherwise dispose of real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all the things hereinbefore set forth to the same extent as natural persons might or could do.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from the terms of any other clause in this certificate of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

ARTICLE IV

The total number of shares of stock which the corporation shall have authority to issue is Thirty Two Million (32,000,000) shares, of which Thirty Million (30,000,000) shares shall be Common Stock of a par value of $1.00 per share, and Two Million (2,000,000) shares shall be Preferred Stock without par value.

No holder of shares of any class of the corporation shall have any preemptive or preferential right to subscribe to or purchase any shares of any class of the corporation, whether now or hereafter authorized, or any shares or securities of any kind, whether or not convertible into or evidencing or carrying any right to subscribe to or purchase shares of any class of the corporation now or hereafter authorized, other than such rights, if any, as the board of directors in its discretion may from time to time determine and at such price or prices, permitted by law, as the board of directors may from time to time determine, but any and all such shares and securities may be issued, sold or disposed of from time to time by the board of directors to such persons, firms and corporations and for such consideration, permitted by law, whether cash, services, property or otherwise, as the board of directors may from time to time determine.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof shall be as follows:

A. COMMON STOCK

1. Dividend Rights

Subject to the prior rights of the holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights

Upon the voluntary or involuntary dissolution, liquidation or winding-up of the corporation, after the payment in full of all preferential amounts to which the holders of all classes of stock at the time outstanding having prior rights thereto shall be entitled, the remainder of the assets of the corporation shall be distributed equally among the shares of Common Stock at the time outstanding.

3. Voting Rights

At all meetings of the stockholders, each holder of record of common stock shall be entitled to vote and have one vote for each share held by him of record.

B. PREFERRED STOCK

The Board of Directors of the corporation shall have authority to fix by resolution or resolutions in accordance with the laws of the State of Delaware, the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Preferred Stock, including (without limitation) the authority to issue from time to time one or more series of the Preferred Stock and to fix any dividend, liquidation, redemption, voting or conversion characteristics of the Preferred Stock of any series thereof.

ARTICLE V

The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000).

ARTICLE VI

[Intentionally omitted]

ARTICLE VII

The corporation is to have perpetual existence.

ARTICLE VIII

The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

ARTICLE X

Section 1. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which a director derived an improper personal benefit.

Section 2. The corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the corporation), by reason of his acting as a director or officer of the corporation (and the corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee of the corporation or is or was serving at the request of the corporation in any other capacity for or on behalf of the corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this Section shall be deemed to be a contract between the corporation and each person referred to herein.

Section 3. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any person for or with respect to any acts or omissions of such persons occurring prior to such amendment.

ARTICLE XI

In the absence of fraud, no contract or transaction between this corporation and any other corporation shall be affected by the fact that the directors of this corporation or any of them are interested in or are directors or officers of such other corporation, and any director individually may be a party to, or may be interested in any such contract or transaction of this corporation; and no such contract or transaction of this corporation with any person or persons, firm or association, shall be affected by the fact that any director of this corporation is a party to, or interested in such contract or transaction, or in any way connected with such person or persons, firm or association, provided that the interest in any such contract or transaction of any such director shall be fully disclosed, and that such contract or other transaction shall be authorized or ratified by the vote of a sufficient number of the directors of this corporation not so interested;

and each and every person who may become a director in this corporation is hereby relieved from any liability that might otherwise exist from thus contracting with this corporation for the benefit of himself or any firm, association or corporation in which he may be in any wise interested.

ARTICLE XII

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE XIII

Meetings of stockholders may be held without the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be from time to time designated by the board of directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

ARTICLE XIV

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

5. This Restated Certificate of Incorporation shall be effective on December 27, 2005.

IN WITNESS WHEREOF, said STEPAN COMPANY has caused this Restated Certificate of Incorporation to be signed by Nicholas J. Nedeau, its Vice President, General Counsel and Secretary, this 27th day of December, 2005.

Name:	Nicholas J. Nedeau
Its:	Vice President, General Counsel and Secretary